EXHIBIT 99.1

Corvus Pharmaceuticals Reports Third Quarter 2018 Financial Results and Provides Business Update

BURLINGAME, Calif., Nov. 01, 2018 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today announced financial results for the third quarter ended September 30, 2018, and provided a business update.

“We continue to make significant progress in the clinic both with CPI-444 and with CPI-006,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are encouraged by ongoing presentation of data related to both programs at medical meetings and in peer-reviewed journals. This includes biomarker data for CPI-444 that our team presented at the ESMO 2018 Congress on October 22, 2018. We also are looking forward to presenting additional new clinical and biomarker data for both programs at the SITC annual meeting on November 9 and 10, 2018.  Our progress continues to demonstrate that we are a leader in designing and developing medicines that modulate the adenosine pathway and that have demonstrated efficacy as monotherapies and in combination with other agents. We are also advancing our ITK inhibitor, CPI-818, toward the clinic and expect to initiate a clinical trial in early 2019.”

Recent Achievements
CPI-444: A2A Receptor Antagonist of Adenosine

  Continued enrollment of up to 50 patients with renal cell cancer (RCC) in an amended Phase 1/1b clinical trial evaluating CPI-444, the Company’s lead product candidate, administered alone and in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody. Patients in the study have failed no more than two prior treatment regimens, which must have included an anti-PD-(L)1 and a tyrosine kinase inhibitor, compared to having failed up to five (median three) prior treatment regimens in prior CPI-444 studies.
  Continued enrollment of up to 60 patients with non-small cell lung cancer (NSCLC) in a Phase 1b/2 trial being conducted by Genentech as part of their MORPHEUS platform. The study is evaluating CPI-444 and Tecentriq in patients who have failed no more than two prior regimens.
  CPI-444 preclinical study results were published in and featured on the cover of the October issue of the journal Cancer Immunology Research, which is an official journal of the American Association for Cancer Research (AACR).  The results demonstrated that CPI-444 induces dose dependent anti-tumor responses as a monotherapy and in combination with anti-PD-1, anti-PD-L1 and anti-CTLA-4 therapies.
  Presented new data on the “adenosine gene signature,” a biomarker associated with patient response to therapy with CPI-444, in a poster presentation at the European Society for Medical Oncology (ESMO) 2018 Congress.

CPI-006: Anti-CD73 Antibody

  Continued enrollment of up to 350 patients with advanced cancer in a Phase 1/1b clinical trial evaluating CPI-006 as a single agent and in combination with CPI-444, and in combination with an anti-PD-1.  The trial is designed to select the dose and evaluate the safety, pharmacokinetics, immune biomarkers and efficacy in patients with NSCLC, RCC, and other cancers who have failed standard therapies.

CPI-818: A small molecule ITK inhibitor

  Plan to submit an Investigational New Drug (IND) filing for CPI-818, the Company’s interleukin-2-inducible kinase (ITK) inhibitor, in early 2019.
  Preclinical data on CPI-818 to be presented by Douglas H. Thamm, VMD, DACVIM (Oncology) at the  EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium, November 13 through 16, 2018 in Dublin, Ireland.

Financial Results

As of September 30, 2018, Corvus had cash, cash equivalents and marketable securities totaling $122.6 million.  This compared to cash, cash equivalents and marketable securities of $90.1 million at December 31, 2017.

Research and development expenses for the three months ended September 30, 2018 totaled $8.4 million compared to $10.7 million for the same period in 2017. The decrease of $2.3 million was primarily due to a decrease in CPI-444 clinical trial expenses.

General and administrative expenses for the three months ended June 30, 2018 totaled $2.8 million compared to $2.2 million for the same period in 2017. The increase of $0.6 million was primarily due to an increase of $0.3 million in patent and public company expenses, and an increase of $0.2 million in personnel costs.

The net loss for the three months ended September 30, 2018 was $10.5 million compared to $12.7 million for the same period in 2017. Total stock compensation expense for the three months ended September 30, 2018 was $1.8 million compared to $1.5 million for the same period in 2017.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, CPI-444, a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s Tecentriq, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of CPI-444 and Tecentriq in patients with NSCLC who have failed prior therapies with anti-PD-(L)1 and platinum-based chemotherapy. Corvus is evaluating a second product candidate, CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. For more information, visit www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

About CPI-444
CPI-444 is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About CD73 and Adenosine
CD73 is a cell surface enzyme whose function is to convert adenosine monophosphate (AMP) to adenosine by removing phosphate from AMP. CD73 is expressed on cells of the immune system, including T-cells and B-cells. CD73 is also present on many tumors, including lung, renal, melanoma, colon, prostate, breast and others. In the tumor microenvironment, CD73 produces adenosine, which binds to the adenosine A2A receptor on immune cells and inhibits various immune responses including those directed against the tumor. Tumors utilize this immunosuppressive mechanism to escape attack by the immune system.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

About CPI-818
CPI-818 is an oral small molecule that selectively inhibits ITK.  ITK is involved in T cell receptor signaling and plays a role in T cell lymphomas and leukemias, and normal immune function.  Interference with ITK signaling can modulate immune responses to various antigens.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444 and CPI-006, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of CPI-444, the Company’s Phase 1/1b clinical trial of CPI-006 and the Company’s IND-enabling studies of CPI-818, the basis for and the timing of any future clinical trials of CPI-818 and the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on November 1, 2018, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-444 and CPI-006; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its preclinical studies of CPI-818; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$8,374	$10,733	$30,192	$36,617
General and administrative	2,775	2,211	7,859	7,718
Total operating expenses	11,149	12,944	38,051	44,335
Loss from operations	(11,149)	(12,944)	(38,051)	(44,335)
Interest income	651	227	1,621	601
Net loss	$(10,498)	$(12,717)	$(36,430)	$(43,734)
Net loss per share, basic and diluted	$(0.36)	$(0.62)	$(1.35)	$(2.14)
Shares used to compute net loss per share, basic and diluted	29,087,129	20,501,382	26,906,463	20,426,263

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

			September 30,	December 31,
			2018	2017
Assets
Cash, cash equivalents and marketable securities			$122,639	$90,055
Other assets			4,583	4,720
Total assets			$127,222	$94,775
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities			$8,375	$9,940
Stockholders' equity			118,847	84,835
Total liabilities and stockholders' equity			$127,222	$94,775

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@w2ogroup.com